FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity School Street Trust

Fund	Fidelity Intermediate Municipal Income Fund
Trade Date	8/15/14
Settle Date	9/4/14
Security Name	NYC NY 3% 08/01/16
CUSIP	64966LRB9
Price	105.035
Transaction Value	$ 49,923,135.50
Class Size	$ 627,225,000
% of Offering	7.578%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Jefferies
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (7)	Barclays Capital
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Janney Montgomery Scott LLC
Underwriting Members: (11)	Lebenthal & Co., LLC
Underwriting Members: (12)	Loop Capital Markets LLC
Underwriting Members: (13)	PNC Capital Markets LLC
Underwriting Members: (14)	Ramirez & Co., Inc.
Underwriting Members: (15)	Raymond James
Underwriting Members: (16)	RBC Capital Markets
Underwriting Members: (17)	Rice Financial Products Company
Underwriting Members: (18)	Roosevelt & Cross Incorporated
Underwriting Members: (19)	Southwest Securities, Inc.
Underwriting Members: (20)	Wells Fargo Securities
Underwriting Members: (21)	Blaylock Beal Van, LLC
Underwriting Members: (22)	Cabrera Capital Markets, LLC
Underwriting Members: (23)	Drexel Hamilton, LLC
Underwriting Members: (24)	TD Securities (USA) LLC